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                   United States                 -------------------------
        SECURITIES AND EXCHANGE COMMISSION             OMB APPROVAL
              Washington, D.C. 20549             -------------------------
                                                 OMB Number:     3235-0167
                      Form 15                    Expires: October 31, 2004
                                                 Estimated average burden
                                                 hours per response.. 1.50
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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13(a) OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number      0-49941
                                                                ----------------

                      Green Valley Gaming Enterprises, Inc
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             (Exact name of registrant as specified in its charter)

       6380 McLeod Drive, Suite 9, Las Vegas, Nevada 89120 (702) 450-3167
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   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                         Common Shares, $0.001 par value
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   |X|        Rule 12h-3(b)(1)(i)   |_|
          Rule 12g-4(a)(1)(ii)  |X|        Rule 12h-3(b)(1)(ii)  |_|
          Rule 12g-4(a)(2)(i)   |_|        Rule 12h-3(b)(2)(i)   |_|
          Rule 12g-4(a)(2)(ii)  |_|        Rule 12h-3(b)(2)(ii)  |_|
                                           Rule 15d-6            |X|

Approximate number of holders of record as of the certification or
notice date:   37
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Pursuant to the requirements of the Securities Exchange Act of 1934 Green Valley
Gaming Enterprises, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:           2/18/03                      BY: /s/ James F. Lisowski, Sr.
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                                                 James F. Lisowski, Sr.
                                                 Secretary

Instructions: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.